                                                             EXHIBIT 4.(e)(i)(A)

               INDIVIDUAL RETIREMENT ANNUITY DISCLOSURE STATEMENT

                                  INTRODUCTION

THIS DISCLOSURE STATEMENT IS DESIGNED FOR OWNERS OF IRAS ISSUED BY AMERICAN GENERAL LIFE INSURANCE COMPANY, CONTRIBUTING ON OR AFTER JANUARY 1, 2006.

This Disclosure Statement is not part of your annuity contract but contains general and standardized information which must be furnished to each person who is issued an Individual Retirement Annuity. You must refer to your annuity contract to determine your specific rights and obligations thereunder.

                                   REVOCATION

If you are purchasing a new or rollover IRA, then if for any reason you, as a recipient of this Disclosure Statement, decide within 20 days from the date your annuity contract is delivered that you do not desire to retain your IRA, written notification to the Company must be mailed, together with your annuity contract, within that period. If such notice is mailed within 20 days, current annuity contract value or contributions if required, without adjustments for any applicable sales commissions or administrative expenses, will be refunded.

MAIL NOTIFICATION OF REVOCATION AND YOUR ANNUITY CONTRACT TO:
         American General Life Insurance Company
         Annuity Administration Department
         P. O. Box 1401
         Houston, Texas 77251-1401
         Phone No. (800) 277-0914 and (281) 878-7409

                                   ELIGIBILITY

You are eligible to open an original (sometimes called "traditional" IRA) as long as you are under age 70 1/2 and provided you (or your spouse, if you file a joint return) have earned income. You may be able to deduct all or a portion of your contribution, depending on whether you are covered under an employer's retirement plan and your modified adjusted gross income (AGI). Under Internal Revenue Code ("Code") Section 219, if you are not an active participant (see A. below) in an employer's plan, you may make a contribution of up to the lesser of $4,000 ($5,000 if you are 50 or older) or 100% of compensation and take a deduction for the entire amount contributed. If you are a married individual filing a joint return, and your compensation is less than your spouse's, the total deduction will, in general, be the lesser of $8,000 ($10,000 if you are both 50 or older) or 100% of the combined earned income of both spouses, reduced by any deduction for an IRA purchase payment allowed to your spouse. If you are an active participant, but have a modified AGI below a certain level (see B. below), you may still make a deductible contribution. If, however, you or your spouse is an active participant and your combined AGI is above the specified level, the amount of the deductible contribution you may make to an IRA will be reduced and eventually eliminated. If you make only deductible contributions to your IRA, your distributions will be fully taxable. If you make both deductible and non-deductible contributions to your traditional IRA, then you must track the amounts. Your distributions then will be partly taxable, depending on the amounts of each type of contribution.

A.       ACTIVE PARTICIPANT

You are an "active participant" for a year if you are covered by a retirement plan. You are covered by a "retirement plan" for a year if your employer or union has a retirement plan under which money is added to your account or you are eligible to earn retirement credits. For example, if you are covered under a profit-sharing plan, certain government plans, a salary reduction arrangement (such as a tax sheltered annuity arrangement or a 401(k) plan), a Simplified Employee Pension program (SEP), any Simple Retirement Account or a plan which promises you a retirement benefit which is based upon the number of years of service you have with the employer, you are likely to be an active participant. Your Form W-2 for the year should indicate your participation status.

You are an active participant for a year even if you are not yet vested in your retirement benefit. Also, if you make required contributions or voluntary employee contributions to a retirement plan, you are an active participant. In certain plans, you may be an active participant even if you were only with the employer for part of the year.

You are not considered an active participant if you are covered in a plan only because of your service as 1) an Armed Forces Reservist for less than 90 days of active service, or 2) a volunteer firefighter covered for firefighting service by a government plan. Of course, if you are covered in any other plan, these exceptions do not apply.

B.       MODIFIED ADJUSTED GROSS INCOME (AGI)

If you are an active participant, you must look at your modified Adjusted Gross Income ("AGI")for the year (if you and your spouse file a joint tax return, you use your combined modified AGI) to determine whether you can make a deductible IRA contribution. Your tax return will show you how to calculate your AGI for this purpose. If you are at or below a certain AGI level, called the Threshold Level, you are treated as if you were not an active participant and can make a deductible contribution under the same rules as a person who is not an active participant.

For 2006, if you are single, the Threshold Level is $50,000 and you may take a partial deduction up to an AGI of $60,000; if you are married and file a joint tax return, the Threshold Level is $75,000 and a partial deduction is available up to an AGI of $85,000. If you are married but file a separate tax return, a partial deduction is available up to an AGI of $10,000. The Threshold level may increase each year. You may want to check Internal Revenue Service Publication 590, Individual Retirement Arrangements, available online at www.irs.ustreas.gov, or check with your tax advisor.

If you are married, (i) filed a separate tax return, and did not live with your spouse at any time during the year, or (ii) filed a joint return and have a joint AGI of less than $150,000, your spouse's active participation will not affect your ability to make deductible contributions. If you are married and file jointly, your deduction will be phased out between an AGI of $150,000 to $160,000.

                      NON-DEDUCTIBLE CONTRIBUTIONS TO IRAS

Even if you are above the Threshold Level and thus may not make a deductible contribution of up to $4,000 ($5,000 if you are 50 or older) (or up to $8,000 in the case of married individuals filing a joint return, or up to $10,000 if you are both 50 or older), you may still make a nondeductible contribution up to these limits. The amount of your contribution which is not deductible will be a non-deductible contribution to the IRA. You may also choose to make a contribution non-deductible even if you could have deducted part or all of the contribution. Interest or other earnings on your IRA contribution, whether from deductible or non-deductible contributions, will not be taxable to you until taken out of your IRA and distributed to you.

If you make a non-deductible contribution to an IRA, you must report the amount of the non-deductible contribution to the IRS on Form 8606 as a part of your tax return for the year.

You may withdraw an IRA contribution made for a year any time before April 15 of the following year. If you do so, you must also withdraw the earnings attributable to that portion and report the earnings as income for the year for which the contribution was made. If some portion of your contribution is not deductible, you may decide either to withdraw the non-deductible amount, or to leave it in the IRA and designate that portion as a non-deductible contribution on your tax return.

                                IRA DISTRIBUTIONS

Generally, IRA distributions which are not rolled over (see "Rollover IRA Rules," below) are included in your gross income in the year they are received. Non-deductible IRA contributions, however, are made using income which has already been taxed (that is, they are not deductible contributions). Thus, the portion of the IRA distributions consisting of non-deductible contributions will not be taxed again when received by you. If you make any non-deductible IRA contributions, each distribution from your IRA(s) will consist of a non-taxable portion (return of deductible contributions, if any, and account earnings).

Thus, you may not take a distribution which is entirely tax-free. The following formula is used to determine the non-taxable portion of your distributions for a taxable year:

         Remaining
         Non-Deductible Contributions  x  Total Distributions = Nontaxable
         ------------------------------                         Distributions
         Year-End Total IRA Balances      (for the year)       (for the year)

         To figure the year-end total IRA balance, you treat all of your IRAs as a single IRA. This includes all regular IRAs (whether accounts or annuities), as well as Simplified Employee Pension (SEP) IRAs, and Rollover IRAs. You also add back the distributions taken during the year.

  EXAMPLE: An individual makes the following contributions to his or her IRA(s).

         YEAR                           DEDUCTIBLE                NON-DEDUCTIBLE

         1991..............................$ 2,000
         1992................................1,800
         1995................................1,000                       $ 1,000
         1997..................................600                         1,400
                                               ---                         -----
                                           $ 5,400                       $ 2,400

         Deductible Contributions:.......................................$ 5,400
         Non-Deductible Contributions:.....................................2,400
         Earnings on IRAs:.................................................1,200
                                                                           -----
         Total Account Balance of IRA(s) as of 12/31/00:.................$ 9,000
         (before distributions in 2000).

In 2000, the individual takes a distribution of $3,000. The total account balance in the IRAs on 12/31/00 before 2000 distributions is $9,000. The non-taxable portion of the distributions for 2000 is figured as follows:

Total non-deductible contributions                        $2,400 x $3,000 = $800
                                                          -------
Total account balance in the IRAs, before distributions   $9,000

Thus, $800 of the $3,000 distribution in 2000 will not be included in the individual's taxable income. The remaining $2,200 is taxable for 2000.

                               ROLLOVER IRA RULES
1.   IRA TO IRA

You may withdraw, tax-free, all or part of the assets from an IRA and reinvest them in one or more IRAs. The reinvestment must be completed within 60 days of receipt of the withdrawal. No IRA deduction is allowed for the reinvestment. Amounts required to be distributed because the individual has reached age 70 1/2 may not be rolled over. The rollover of one IRA to another may be made no more than once during a one year period.

2.   EMPLOYER PLAN DISTRIBUTIONS TO IRA

All taxable distributions (known as "eligible rollover distributions") from qualified pension, profit-sharing, stock bonus, tax sheltered annuity plans and section 457(b) deferred compensation plans of governmental employees may be rolled over to an IRA, with the exception of (1) annuities paid over a life or life expectancy, (2) installments for a period of ten years or more, and (3) required minimum distributions under section 401(a)(9).

Rollovers may be accomplished in two ways. First, you may elect to have an eligible rollover distribution paid directly to an IRA (a "direct rollover"). Second, you may receive the distribution directly and then, within 60 days of receipt, roll the amount over to an IRA. Under the law, however, any amount that you elect not to have distributed as a direct rollover will be subject to 20 percent income tax withholding, and, if you are younger than age 59 1/2, may result in a 10% excise tax on any amount of the distribution that is included in income. Questions regarding distribution options under the Act should be directed to your Plan Trustee or Plan Administrator, or may be answered by consulting IRS Regulations Section 1.401(a)(31)-1, Section 1.402(c)-2T and
Section 31.3405(c)-1.

                      PENALTIES FOR PREMATURE DISTRIBUTIONS

If you receive a distribution from your IRA before you reach age 59 1/2, an additional tax of 10 percent will be imposed under Code Section 72(t), unless the distribution (a) occurs because of your death or disability, (b) is for certain medical care expenses or to an unemployed individual for health insurance premiums, (c) is received as a part of a series of substantially equal payments over your life or life expectancy or over the lives or life expectancy of you and your beneficiary, (d) the distribution is contributed to a rollover IRA, (e) is used for a qualified first time home purchase for you, your spouse, children, grandchildren, or ancestor, subject to a $10,000 lifetime maximum or
(f) is for higher education purposes for you, your spouse, children or grandchildren.

                              MINIMUM DISTRIBUTIONS

Under the rules set forth in Code Section 408(b)(3) and Section 401(a)(9), you may not leave the funds in your annuity contract indefinitely. Certain minimum distributions are required. These required minimum distributions may be taken in one of two ways: (a) by withdrawing the balance of your annuity contract by a "required beginning date," usually April 1 of the year following the date at which you reach age 70 1/2; or (b) by withdrawing periodic distributions of the balance in your annuity contract by the required beginning date.

Generally, required minimum distributions are calculated using the IRS' Uniform Lifetime table regardless of IRA beneficiary with the exception of spousal beneficiaries more than 10 years younger than the participant in which case the actual joint life expectancy of the participant and spouse may be used. One of the regulations requires that the annuity contract value used to determine required minimum distributions include the actuarial value of other benefits under the contract, such as optional death benefits. This regulation does not apply to required minimum distributions made under an irrevocable annuity income option You should discuss the effect of these regulations with your tax advisor.

If you do not satisfy the minimum distribution requirements, then, pursuant to Code Section 4974, you may have to pay a 50% excise tax on the amount not distributed as required that year.

The foregoing minimum distribution rules are discussed in detail in IRS Publication 590, "Individual Retirement Arrangements."

                                    REPORTING

You are required to report penalty taxes due on excess contributions, excess accumulations, premature distributions, and prohibited transactions. Currently, IRS Form 5329 is used to report such information to the Internal Revenue Service.

                             PROHIBITED TRANSACTIONS

Neither you nor your beneficiary may engage in a prohibited transaction, as that term is defined in Code Section 4975.

Borrowing any money from this IRA would, under Code Section 408(e)(3), cause the annuity contract to cease to be an Individual Retirement Annuity and would result in the value of the annuity being included in the owner's gross income in the taxable year in which such loan is made.

Use of this annuity contract as security for a loan from the Company, if such loan were otherwise permitted, would, under Code Section 408(e)(4), cause the portion so used to be treated as a taxable distribution.

                              EXCESS CONTRIBUTIONS

Tax Code Section 4973 imposes a 6% excise tax as a penalty for an excess contribution to an IRA. An excess contribution is the excess of the deductible and nondeductible amounts contributed by the Owner to an IRA for that year over the lesser of his or her taxable compensation or $4,000. (Different limits apply in the case of a spousal IRA arrangement.) If the excess contribution is not withdrawn by the due date of your tax return (including extensions) you will be subject to the penalty. This 6% excise tax is required to be paid each year that the excess contribution remains in the IRA.

                                  IRS APPROVAL

Your annuity contract and IRA endorsement have been approved by the Internal Revenue Service as a tax qualified Individual Retirement Annuity. When received, such approval by the Internal Revenue Service is a determination only as to the form of the annuity and does not represent a determination of the merits of such annuity.

This disclosure statement is intended to provide an overview of the applicable tax laws relating to Individual Retirement Arrangements. It is not intended to constitute a comprehensive explanation as to the tax consequences of your IRA. AS WITH ALL SIGNIFICANT TRANSACTIONS SUCH AS THE ESTABLISHMENT OR MAINTENANCE OF, OR WITHDRAWAL FROM AN IRA, APPROPRIATE TAX AND LEGAL COUNSEL SHOULD BE CONSULTED. Further information may also be acquired by contacting your IRS District Office or consulting IRS Publication 590.


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                              FINANCIAL DISCLOSURE
             (WM STRATEGIC ASSET MANAGER, FORM NOS. 97010 AND 97011)

This Financial Disclosure is applicable to IRAs using a WM Strategic Asset Manager Variable Annuity (contract form numbers 97010 and 97011) purchased from American General Life Insurance Company on or after January 1, 2002. Earnings under variable annuities are not guaranteed, and depend on the performance of the investment option(s) selected. As such, earnings cannot be projected. Set forth below are the charges associated with such annuities.

CHARGES:

     (a) Annual contract maintenance charge of $35 deducted at the end of each contract year (waived if cumulative contributions are $50,000 or more).

     (b) A maximum charge of $25 for each transfer, in excess of 12 free transfers annually, of contract value between divisions of the Separate Account.

     (c) To compensate for mortality and expense risks assumed under the contract, variable divisions only will incur a daily charge at an annualized rate of 1.25% of the average Separate Account Value of the contract during both the Accumulation and the Payout Phase.

     (d) Premium taxes, if applicable, may be charged against Accumulation Value at time of annuitization or upon the death of the Annuitant. If a jurisdiction imposes premium taxes at the time purchase payments are made, the Company may deduct a charge at that time, or defer the charge until the purchase payments are withdrawn, whether on account of a full or partial surrender, annuitization, or death of the Annuitant.

     (e) If the contract is surrendered, or if a withdrawal is made, there may be a Surrender Charge. The Surrender Charge equals the sum of the following:

               7% of purchase payments for surrenders and withdrawals made during the first contract year following receipt of the purchase payment surrendered;

               6% of purchase payments for surrenders and withdrawals made during the second contract year following receipt of the purchase payment surrendered;

               5% of purchase payments for surrenders and withdrawals made during the third contract year following receipt of the purchase payment surrendered;

               5% of purchase payments for surrenders and withdrawals made during the fourth contract year following receipt of the purchase payment surrendered;

               4% of purchase payments for surrenders and withdrawals made during the fifth contract year following receipt of the purchase payment surrendered;

               3% of purchase payments for surrenders and withdrawals made during the sixth contract year following receipt of the purchase payment surrendered;

               2% of purchase payments for surrenders and withdrawals made during the seventh contract year following receipt of the purchase payment surrendered.

              There will be no charge imposed for surrenders and withdrawals made during the eighth and subsequent contract years following receipt of the purchase payments surrendered.

          Under certain circumstances described in the contract, portions of a partial withdrawal may be exempt from the Surrender Charge.

     (f) To compensate for administrative expenses, a daily charge will be incurred at an annualized rate of .15% of the average Separate Account Value of the contract during the Accumulation and the Payout Phase.

     (g) Each variable division will be charged a fee for asset management and other expenses deducted directly from the underlying fund during the Accumulation and Payout Phase. Total fees will vary from year to year.

                   (THIS DOCUMENT IS NOT PART OF A PROSPECTUS)

          ROTH INDIVIDUAL RETIREMENT ANNUITY (IRA) DISCLOSURE STATEMENT

                                  INTRODUCTION

THIS DISCLOSURE STATEMENT IS DESIGNED FOR OWNERS OF ROTH IRAS ISSUED BY AMERICAN GENERAL LIFE INSURANCE COMPANY, CONTRIBUTING ON OR AFTER JANUARY 1, 2006.

This Disclosure Statement is not part of your contract but contains general and standardized information which must be furnished to each person who is issued a Roth IRA. You must refer to your contract to determine your specific rights and obligations thereunder.

Revocation. If you are purchasing a new or rollover Roth IRA, then if for any reason you, as a recipient of this Disclosure Statement, decide within 10 days from the date your contract is delivered that you do not desire to retain your Roth IRA, written notification to the Company must be mailed, together with your contract, within that period. If such notice is mailed within 10 days, current contract value or contributions if required, without adjustments for any applicable sales commissions or administrative expenses, will be refunded.

MAIL NOTIFICATION OF REVOCATION AND YOUR CONTRACT TO:
         American General Life Insurance Company
         Annuity Administration Department
         P. O. Box 1401
         Houston, Texas 77251-1401
         Phone No. (800) 277-0914 and (281) 878-7409

Deductibility. Contributions to your Roth IRA are not deductible on your personal income tax return. Your Roth IRA contributions are made with money that has already been taxed.

Eligibility. If your modified adjusted gross income (AGI) is less than the $160,000 for married persons filing jointly or $110,000 for single persons, you can contribute up to the amount of your earned income, but not more than $4,000 in any one year if you are under age 50 or $5,000 if you age 50 or older. Non-working spouses can contribute to a Roth IRA, provided the working spouse has at least as much earned income as both spouses will contribute to their respective Roth IRAs.

Contribution Limits. Contributions to your Roth IRA are subject to the limitations described in sections 408A and 219 of the Internal Revenue Code of 1986, as amended (the "Code"). In general, in 2005 you may contribute up to $4,000 per year to your Roth IRA, or $5,000 if you are age 50 or older. However, contributions to your Roth IRA must be aggregated with contributions to traditional deductible or non-deductible IRAs for purposes of the annual limits. In addition, your contribution limit may be lower than $4,000 or $5,000 if your modified AGI exceeds a certain amount. For married individuals filing a joint return with AGI between $150,000 and $160,000, single individuals with AGI between $95,000 and $110,000 and married individuals filing separately with an AGI between $0 and $10,000, the $4,000 or $5,000 annual contribution limit is gradually phased out. These limits apply without regard to whether either spouse is an active participant, as that term is defined in Code section 219.

Applying the Contribution Limits. If your AGI exceeds the contribution limits described above, then you may determine the extent to which your contribution is phased out by using the following formula:

     (1)  Start with your AGI.

     (2)  Subtract from the amount in (1):

          a)   $150,000 if filing a joint return

          b)   $0 if married filing a separate return

          c) $95,000 if single, head of household or married filing a separate return and you lived apart from your spouse during the entire year.

     (3) Divide the result in (2) by $15,000 ($10,000 if filing a joint return).

     (4) Multiply your contribution limit (after reduction for any contributions to traditional IRAs) by the result in (3).

     (5) Subtract the result in (4) from your contribution limit before this reduction. The result is your reduced contribution limit.

You may round your reduced contribution limit up to the nearest $10. If your reduced contribution limit is more than $0, but less than $200, increase the limit to $200.

     Example. You are a single individual (under age 50) with taxable compensation of $113,000. You want to make the maximum allowable contribution to your Roth IRA for 2005. Your AGI for 2005 is $100,000. You have not contributed to any traditional IRA, so your contribution limit before the AGI reduction is $4,000. Your reduced Roth IRA contribution is $2,670, figured as follows:

     (1)  Modified AGI = $100,000

     (2)  $100,000 - $95,000 = $5,000

     (3)  $5,000 divided by $15,000 = .3333

     (4)  $4,000 (contribution limit before adjustment) x .3333 = $1,332

     (5)  $4,000 - $1,332 = $2,670.

Conversions or rollovers. Conversions or rollovers from a traditional IRA are only permitted for taxpayers whose AGI does not exceed $100,000 in the year of the conversion or rollover. Neither conversions nor rollovers are permitted for married individuals filing separate returns. Conversions or rollovers from traditional IRAs to Roth IRAs are generally taxed entirely in the year of the conversion or rollover. Conversions or rollovers to your Roth IRA are permitted only from a traditional IRA or another Roth IRA. You may not convert or roll over directly to a Roth IRA from a qualified plan described in section 401(a) or 401(k) of the Code, or from an annuity described in section 403(b) of the Code.

Taxation of Distributions. Distributions from your Roth IRA will be treated first as withdrawals of your regular contributions, then withdrawals of conversion or rollover contributions, then finally any earnings. Therefore, distributions will be non-taxable to the extent of your investment in your Roth IRA. However, a distribution from your Roth IRA may be subject to a 10% penalty tax, even if the distribution is not otherwise taxable, if it is a distribution of a conversion or rollover amount within five years of the conversion or rollover. Your Roth IRA is not subject to the minimum distribution rules before death or to the incidental benefit rules, both of which are contained in section 401(a)(9).

Distributions from your Roth IRA which consist of earnings will be taxable unless they are:

1. Made at least five years after you established your first Roth IRA (whether the Roth IRA was established with regular contributions or conversion or rollover contributions); and

2. Made after you attain age 59 1/2, or for qualifying first-time homebuyer expenses (in accordance with section 72(t)(2)(F), or on account of your death or disability (as defined in section 72(m)(7)).

Taxable distributions may also be subject to a 10% penalty tax unless you are over age 59 1/2 or you meet one of several other exceptions to the penalty tax. In general, the same exceptions to the 10% penalty tax that apply to traditional IRAs also apply to Roth IRAs. See IRS publication 590 for a discussion of the exceptions to the penalty tax.

Post-death distributions. Upon your death, distributions from your Roth IRA to your beneficiary generally must commence by the end of the next calendar year and be paid over a period no longer than your beneficiary's life expectancy. Alternatively, your beneficiary can take a complete distribution of the balance of your Roth IRA account by the end of the fifth calendar year after your death.

Reporting. You are required to report penalty taxes due on excess contributions, excess accumulations, premature distributions, and prohibited transactions. Currently, IRS Form 5329 is used to report such information to the Internal Revenue Service.

Excess contributions. You may be subject to a six percent excise tax on excess contributions for every year that the excess contributions remain in the IRA if
(1) contributions to your other individual retirement arrangements have been made in the same tax year, (2) your adjusted gross income exceeds the applicable limits in Article II of the endorsement for the tax year, or (3) you and your spouse's compensation does not exceed the amount contributed for both of you for the tax year. IRS Approval. This disclosure statement is intended to provide a general overview of the applicable tax laws relating to Roth Individual Retirement Annuities. It is not intended to constitute a comprehensive explanation as to the tax consequences of your Roth IRA. AS WITH ALL SIGNIFICANT TRANSACTIONS SUCH AS THE ESTABLISHMENT OR MAINTENANCE OF, OR WITHDRAWAL FROM A ROTH IRA, APPROPRIATE TAX AND LEGAL COUNSEL SHOULD BE CONSULTED. Further information may also be acquired by contacting your IRS District Office or consulting IRS Publication 590.


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                              FINANCIAL DISCLOSURE
             (WM STRATEGIC ASSET MANAGER, FORM NOS. 97010 AND 97011)

This Financial Disclosure is applicable to Roth IRAs using a WM Strategic Asset Manager Variable Annuity (contract form numbers 97010 or 97011) purchased from American General Life Insurance Company on or after January 1, 2002.

Earnings under variable annuities are not guaranteed, and depend on the performance of the investment option(s) selected. As such, earnings cannot be projected. Set forth below are the charges associated with such annuities.

CHARGES:

     (a) Annual contract maintenance charges of $35 deducted at the end of each contract year (waived if cumulative contributions are $50,000 or more).

     (b) A maximum charge of $25 for each transfer, in excess of 12 free transfers annually, of contract value between divisions of the Separate Account.

     (c) To compensate for mortality and expense risks assumed under the contract, variable divisions only will incur a daily charge at an annualized rate of 1.25% of the average Separate Account Value of the contract during both the Accumulation and the Payout Phase.

     (d) Premium taxes, if applicable, may be charged against Accumulation Value at time of annuitization or upon the death of the Annuitant. If a jurisdiction imposes premium taxes at the time purchase payments are made, the Company may deduct a charge at that time, or defer the charge until the purchase payments are withdrawn, whether on account of a full or partial surrender, annuitization, or death of the Annuitant.

     (e) If the contract is surrendered, or if a withdrawal is made, there may be a Surrender Charge. The Surrender Charge equals the sum of the following:

          7% of purchase payments for surrenders and withdrawals made during the first contract year following receipt of the purchase payments surrendered;

          6% of purchase payments for surrenders and withdrawals made during the second contract year following receipt of the purchase payments surrendered;

          5% of purchase payments for surrenders and withdrawals made during the third contract year following receipt of the purchase payments surrendered;

          5% of purchase payments for surrenders and withdrawals made during the fourth contract year following receipt of the purchase payments surrendered;

          4% of purchase payments for surrenders and withdrawals made during the fifth contract year following receipt of the purchase payments surrendered;

          3% of purchase payments for surrenders and withdrawals made during the sixth contract year following receipt of the purchase payments surrendered;

          2% of purchase payments for surrenders and withdrawals made during the seventh contract year following receipt of the purchase payments surrendered.

     There will be no charge imposed for surrenders and withdrawals made during the eighth and subsequent contract years following receipt of the purchase payments surrendered.

     Under certain circumstances described in the contract, portions of a partial withdrawal may be exempt from the Surrender Charge.

     (f) To compensate for administrative expenses, a daily charge will be incurred at an annualized rate of 0.15% of the average Separate Account Value of the contract during the Accumulation and the Payout Phase.

     (g) Each variable Division will be charged a fee for asset management and other expenses deducted directly from the underlying fund during the Accumulation and Payout Phase. Total fees will vary from year to year.